   Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-50998, 333-50926, 333-54864, 333-54874, 333-119710 and 333-119711) of Alliance Fiber Optic Products, Inc. of our report dated January 29, 2005, relating to the consolidated financial statements which appears in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 24, 2005